                                                                   EXHIBIT 10.24

                    BONUS PLAN FOR CERTAIN EXECUTIVE OFFICERS

         The following is a description of the plan (the "Bonus Plan") by which
Celanese Corporation (the "Company") will pay bonuses for fiscal year 2005 to
(i) David N. Weidman, President and Chief Executive Officer, (ii) Lyndon Cole,
Executive Vice President, (iii) Andreas Pohlmann, Executive Vice President,
Chief Administrative Officer and Secretary, (iv) Corliss Nelson, Executive Vice
President, Chief Financial Officer, and (v) John O'Dwyer, Vice President,
Strategic Procurement and Service Management (each, an "Executive" and, collectively, the "Executives"), outside of the Bonus Award Letter Agreements, each dated as of February 23, 2005, between the Company and Mr. Weidman and Mr.
Pohlmann, respectively, and the Bonus Letter Agreement dated as of February 24,
2005 between the Company and Mr. Cole. In the cases of Mr. Weidman, Mr. Cole,
Mr. Pohlmann and Mr. Nelson, the bonuses to be paid under the Bonus Plan, if any, will be paid in accordance with the terms of each such Executive's employment agreement, all of which will be filed with the Securities and
Exchange Commission as Exhibits 10.25, 10.26, 10.27 and 10.28, respectively, to the Form 10-K to be filed for the fiscal year ended December 31, 2004. The
Compensation Committee of the Board of Directors of the Company (the
"Committee") approved the terms and structure of the Bonus Plan and, except as otherwise noted, the terms of the Bonus Plan are consistent with the structure and terms of the Company's employee bonus plan for fiscal year 2005. This description is provided pursuant to Item 601(b)(10)(iii) of Regulation S-K.

         Bonus awards under the Bonus Plan for each Executive will be based on the Committee's judgment regarding the Company's and such Executive's performance in 2005 against the objectives set forth in the Bonus Plan. The objectives include both financial and non-financial goals. The financial goals for 2005 include Company and business segment performance measured by EBITDA (as defined in the Credit Agreement) and working capital. The non-financial goals for 2005 include achievements in productivity improvement, compliance with
Sarbanes-Oxley and environmental, safety and health policies of the Company, debt reduction, investor relations and leadership factors (the "Non-Financial
Measures"). For purposes of this description, "Credit Agreement" means the
Amended and Restated Credit Agreement dated as of January 26, 2005 among BCP
Crystal US Holdings Corp., Celanese Holdings LLC, Celanese Americas Corporation,
certain other subsidiaries from time to time party thereto as a borrower,
Deutsche Bank AG, New York Branch, as administrative agent and collateral agent,
Morgan Stanley Senior Funding, Inc., as syndication agent, and Bank of America,
N.A., as documentation agent, and the lenders and agents party thereto, filed with the Securities and Exchange Commission on February 1, 2005 as Exhibit 10.1
to the Company's Current Report on Form 8-K (File No. 001-32410).

         At maximum performance levels, each of Mr. Weidman, Mr. Cole, Mr.
Pohlmann and Mr. Nelson will be entitled to receive an annual cash bonus capped at 160% of such Executive's annual base salary, pursuant to the terms of each of such Executive's employment agreement. The Bonus Plan in the case of Mr. O'Dwyer is capped at 140% of annual base salary. The Bonus Plan, with respect to Mr.
O'Dwyer only, along with certain other employees, also includes a secondary bonus target, or "Super Stretch" bonus opportunity, whereby if higher EBITDA, certain reductions in sales, general and administrative expense and certain increases in debt reduction are all achieved, then the bonus grant will be multiplied by a factor of 125%.